                                                                  EXHIBIT 10.40




                               PURCHASE AND SALE
                           AGREEMENT AND JOINT ESCROW
                                  INSTRUCTIONS

                                    between

                                    SELLER:
                            Price Hospitality, Inc.

                                      and

                                     BUYER:
                         Sunstone Hotel Investors, L.P.


                            Days Inn -- Price, Utah

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ARTICLE I -- PROPERTY DESCRIPTION . . . . . . . . . . . . . . . . . .     1
              Properties  . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE II -- PURCHASE PRICE. . . . . . . . . . . . . . . . . . . . .     2
     2.1      Purchase Price  . . . . . . . . . . . . . . . . . . . .     2
     2.2      Payment of Purchase Price . . . . . . . . . . . . . . .     2
              2.2.1      Deposit  . . . . . . . . . . . . . . . . . .     2
              2.2.2      Balance of Purchase Price  . . . . . . . . .     2
     2.3      Allocation of Purchase Price  . . . . . . . . . . . . .     2

ARTICLE III -- ESCROW . . . . . . . . . . . . . . . . . . . . . . . .     3
     3.1      Opening of Escrow . . . . . . . . . . . . . . . . . . .     3
     3.2      Execution of Additional Instructions  . . . . . . . . .     3
     3.3      Escrow Cancellation Charges . . . . . . . . . . . . . .     3

ARTICLE IV -- TITLE; CONDITION OF THE PROPERTY. . . . . . . . . . . .     3
     4.1      Preliminary Title Report  . . . . . . . . . . . . . . .     3
     4.2      Title Policy  . . . . . . . . . . . . . . . . . . . . .     4

ARTICLE V -- CONTINGENCIES AND CONDITIONS PRECEDENT . . . . . . . . .     5
     5.1      Buyer's Contingency Period  . . . . . . . . . . . . . .     5
              5.1.1      Property Inspection by Buyer   . . . . . . .     5
              5.1.2      Survey of Real Property  . . . . . . . . . .     6
              5.1.3      Environmental Audit of Property  . . . . . .     6
              5.1.4      Statements of Operation  . . . . . . . . . .     7
              5.1.5      Agreements, Permits, Licenses  . . . . . . .     7
              5.1.6      Schedule of Employees  . . . . . . . . . . .     7
              5.1.7      As-Builts/Plans  . . . . . . . . . . . . . .     7
              5.1.8      Tax Bills  . . . . . . . . . . . . . . . . .     7
              5.1.9      Payoff Statements  . . . . . . . . . . . . .     7
              5.1.10     Reservation List   . . . . . . . . . . . . .     8
              5.1.11     Litigation   . . . . . . . . . . . . . . . .     8
              5.1.12     Corporate Information  . . . . . . . . . . .     8
              5.1.13     Miscellaneous  . . . . . . . . . . . . . . .     8
     5.2      Material Adverse Change . . . . . . . . . . . . . . . .     8
     5.3      Seller's Board Approval . . . . . . . . . . . . . . . .     8
     5.4      Bay City Agreement  . . . . . . . . . . . . . . . . . .     8

                                                                                            Page
                                                                                            ----
ARTICLE VI -- CLOSE OF ESCROW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       6.1     The Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       6.2     Closing Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       6.3     Prorations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
               6.3.1      Prorations through Escrow  . . . . . . . . . . . . . . . . . . .   10
       6.4     Deliveries to Escrow Holder by Seller Prior to Close of Escrow  . . . . . .   10
               6.4.1      Deed   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
               6.4.2      General Assignment   . . . . . . . . . . . . . . . . . . . . . .   11
               6.4.3      Bills of Sale  . . . . . . . . . . . . . . . . . . . . . . . . .   11
               6.4.4      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .   11
       6.5     Deliveries to Escrow Holder by Buyer Prior to Close of Escrow . . . . . . .   11
               6.5.1      Balance of Purchase Price  . . . . . . . . . . . . . . . . . . .   11
               6.5.2      Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . .   11
               6.5.3      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .   11
       6.6     Deliveries to Buyer Upon Close of Escrow  . . . . . . . . . . . . . . . . .   11
               6.6.1      Service Contracts  . . . . . . . . . . . . . . . . . . . . . . .   11
               6.6.2      Keys   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
               6.6.3      Licenses and Permits   . . . . . . . . . . . . . . . . . . . . .   12
               6.6.4      Personal Property Lease Contracts  . . . . . . . . . . . . . . .   12
       6.7     Assumed Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

ARTICLE VII -- REMEDIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
       7.1     SELLER'S REMEDY SOLELY LIQUIDATED DAMAGES . . . . . . . . . . . . . . . . .   12
       7.2     Buyer's Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

ARTICLE VIII -- REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . .   13
       8.1     Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .   13
               8.1.1      Title; Authority   . . . . . . . . . . . . . . . . . . . . . . .   13
               8.1.2      Condition of Property; Compliance; Utilities   . . . . . . . . .   13
               8.1.3      Condemnation, Adverse Conditions   . . . . . . . . . . . . . . .   14
               8.1.4      Construction   . . . . . . . . . . . . . . . . . . . . . . . . .   14
               8.1.5      Occupancy Rights, Service Contracts  . . . . . . . . . . . . . .   14
               8.1.6      Toxic Conditions   . . . . . . . . . . . . . . . . . . . . . . .   14
               8.1.7      No Union Contracts; Employment Matters   . . . . . . . . . . . .   14
               8.1.8      Status of Employees  . . . . . . . . . . . . . . . . . . . . . .   15
               8.1.9      Liquor License   . . . . . . . . . . . . . . . . . . . . . . . .   15
               8.1.10     Notice Received by Seller  . . . . . . . . . . . . . . . . . . .   15
       8.2     Survival of Representations and Warranties; Indemnity . . . . . . . . . . .   15
       8.3     Knowledge as a Defense  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       8.4     Representations and Warranties of Buyer . . . . . . . . . . . . . . . . . .   15
       8.5     Disclaimer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
       8.6     Acknowledgement of Inspection . . . . . . . . . . . . . . . . . . . . . . .   16
       8.7     As-Is . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

                                                                               Page
                                                                               ----
     8.8       Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     8.9       Conspicuousness . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE IX -- COVENANTS OF SELLER  . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE X --  EMPLOYMENT MATTERS . . . . . . . . . . . . . . . . . . . . . .    17
    10.1       Claims by Employees . . . . . . . . . . . . . . . . . . . . .    17
    10.2       Employment Laws . . . . . . . . . . . . . . . . . . . . . . .    17

ARTICLE XI -- RISK OF LOSS . . . . . . . . . . . . . . . . . . . . . . . . .    17
    11.1       Notice of Casualty or Condemnation  . . . . . . . . . . . . .    17
    11.2       Termination Upon Damage or Condemnation . . . . . . . . . . .    18
    11.3       Non-termination Upon Damage or Condemnation . . . . . . . . .    18

ARTICLE XII -- BOOKINGS. . . . . . . . . . . . . . . . . . . . . . . . . . .    18
ARTICLE XIII -- ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE . . . . . . . . . .    19
    13.1       Reservations and Deposits . . . . . . . . . . . . . . . . . .    19
    13.2       Tray Ledger From Registered Guests; Accounts Receivable . . .    19
    13.3       Receivables Not Conveyed  . . . . . . . . . . . . . . . . . .    19
    13.4       Accounts Payable Prior to Closing . . . . . . . . . . . . . .    20

ARTICLE XIV -- INVENTORY OF PERSONAL PROPERTY  . . . . . . . . . . . . . . .    20
    14.1       Inventory Prior to Expiration of Contingency Period . . . . .    20
    14.2       Inventory at Closing  . . . . . . . . . . . . . . . . . . . .    20
    14.3       Food and Beverage Inventory . . . . . . . . . . . . . . . . .    20

ARTICLE XV -- GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . .    21
    15.1       Hazardous Materials Indemnity . . . . . . . . . . . . . . . .    21
    15.2       Real Estate Brokers; Representations and Indemnity  . . . . .    21
    15.3       No Shop Period  . . . . . . . . . . . . . . . . . . . . . . .    21
    15.4       Attorney's Fees . . . . . . . . . . . . . . . . . . . . . . .    21
    15.5       Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
    15.6       Tax Reassessment; Refunds . . . . . . . . . . . . . . . . . .    22
    15.7       Foreign Investment in Real Property Tax Act . . . . . . . . .    23
    15.8       Binding Effect  . . . . . . . . . . . . . . . . . . . . . . .    23
    15.9       Further Actions . . . . . . . . . . . . . . . . . . . . . . .    23
    15.10      Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .    23
    15.11      Authority . . . . . . . . . . . . . . . . . . . . . . . . . .    24
    15.12      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .    24
    15.13      Modification  . . . . . . . . . . . . . . . . . . . . . . . .    24
    15.14      No Third Party Beneficiaries  . . . . . . . . . . . . . . . .    24
    15.15      Time of Essence . . . . . . . . . . . . . . . . . . . . . . .    24

                                                                            Page
                                                                            ----
    15.16        Governing Law . . . . . . . . . . . . . . . . . . . . . .   24
    15.17        Counterparts  . . . . . . . . . . . . . . . . . . . . . .   24
    15.18        Section Heading . . . . . . . . . . . . . . . . . . . . .   24
    15.19        Severability  . . . . . . . . . . . . . . . . . . . . . .   24
    15.20        Exhibits  . . . . . . . . . . . . . . . . . . . . . . . .   24
    15.21        Interpretation  . . . . . . . . . . . . . . . . . . . . .   25
    15.22        Confidentiality . . . . . . . . . . . . . . . . . . . . .   25
    15.23        Franchise Agreement . . . . . . . . . . . . . . . . . . .   25
    15.24        Indemnities . . . . . . . . . . . . . . . . . . . . . . .   25
    15.25        Limitation of Liability . . . . . . . . . . . . . . . . .   26
    15.26        No Waiver . . . . . . . . . . . . . . . . . . . . . . . .   26
    15.27        Delivery of Certain Information . . . . . . . . . . . . .   26
    15.28        Post-Closing Access . . . . . . . . . . . . . . . . . . .   26
    15.29        Time for Performance  . . . . . . . . . . . . . . . . . .   27

                          PURCHASE AND SALE AGREEMENT
                         AND JOINT ESCROW INSTRUCTIONS


                 This Purchase and Sale Agreement and Joint Escrow Instructions ("Agreement") is made as of July 11, 1996, by and between Price Hospitality, Inc., a Utah corporation ("Seller"), and Sunstone Hotel Investors, L.P. ("Buyer"), with reference to the following facts:

                 WHEREAS, Buyer desires to purchase from Seller and Seller desire to sell to Buyer the "Property," as defined herein, on the terms and conditions set forth herein.

                 WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the "Property" as defined in that certain Purchase and Sale Agreement and Joint Escrow Instructions of even date herewith between Buyer and Bay City Hospitality, Inc., a California corporation (the "Bay City Agreement");

                 WHEREAS, Buyer and Seller desire to close the transaction contemplated by this Agreement concurrently with the transaction contemplated by the Bay City Agreement all as more particularly set forth herein.

                 NOW, THEREFORE, Seller and Buyer agree as follows:

                                   ARTICLE I

                              PROPERTY DESCRIPTION
                              --------------------

                 Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions set forth herein, the following:

                 Properties. The existing hotel (the "Hotel"), together with all right, title and interest of Seller in and to the real property upon which the Hotel is located and all easements and appurtenances thereto, as described on Exhibit "A" attached hereto and incorporated herein by reference (the "Real Property"), all improvements, buildings, structures, fixtures and parking areas located upon the Real Property (the "Improvements"), together with the trade name "Days Inn" and the rights of Seller to use such name and any logos related to such name to the extent assignable; Seller's interest in all furniture, furnishings, fixtures, machinery, signage and equipment; not less than standard levels of linen and terry for the Hotel as currently operated; all opened and unopened inventory as of Close of Escrow (as defined herein) (but not less than the standard level of inventory for the Hotel as currently operated; all Seller's interest in personal property and vehicles utilized in the operation of the Hotel; all computers, computer equipment and manuals, and computer programs and data-bases (other than proprietary or licensed systems); Seller's interest in all telephones and telephone related equipment; Seller's interest in all off-site and on-site signs; all utility and governmental agency deposits (subject to credit therefor in favor of Seller); all assignable contracts and agreements benefitting the Hotel, including all deposits and credits thereunder (subject to credit therefor in favor of Seller), to the extent assumed by Buyer as provided in Section 6.7 of this Agreement; all assignable permits benefitting the Hotel including all deposits and credits thereunder (subject to credit therefor in favor of Seller), to the extent assumed by Buyer in its discretion; all assignable tradenames and goodwill (subject to applicable franchise agreements); and the right to obtain new franchises (the "New Franchises") from the present franchisor of the Hotel (each, individually, a "Franchisor" and collectively, the "Franchisors") to replace the existing franchise (all of which shall be collectively referred to herein as the "Personal Property"). The Hotel, Real Property, Improvements and Personal Property are collectively referred to herein as the "Property." Not included in the "Personal Property" are accounts (except for the fifty percent (50%) of the tray ledger for the night preceding the Close of Escrow), and liquidated obligations of Seller as of the Close of Escrow and contracts which Buyer elects not to assume as provided in this Agreement, all of which shall remain Seller's sole responsibility.

                                   ARTICLE II

                                 PURCHASE PRICE
                                 --------------

                 2.1 Purchase Price. The purchase price (the "Purchase Price") for the Property shall be three million seven hundred fifty thousand dollars and No/100THS Dollars ($3,750,000.00).

                 2.2 Payment of Purchase Price. The Purchase Price shall be paid as follows:

                          2.2.1       Deposit.  Upon the execution hereof by
the Buyer and Seller, Buyer shall deposit with Escrow Holder (as defined herein) the amount of Fifty Thousand and No/100THS Dollars ($50,000.00) (the "Deposit"). The Deposit shall be invested by Escrow Holder in a federally-insured, interest-bearing account with any interest accruing thereon to be paid or credited to Buyer. At the Close of Escrow, the Deposit shall be applied and credited toward payment of the Purchase Price. In the event Buyer does not close the Escrow (as defined herein) for any reason other than a default by Buyer under this Agreement, the Deposit shall be returned to Buyer together with all interest accrued thereon.

                          2.2.2       Balance of Purchase Price.  On or before
the Close of Escrow, Buyer shall deposit into Escrow, by wire transfer in currently available federal funds, an amount equal to the sum of: (i) the balance of the Purchase Price, plus (ii) all other costs, charges and expenses payable by Buyer pursuant to this Agreement and in connection with the Escrow.

                 2.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the Property assets purchased hereunder as agreed upon by Buyer and Seller. The allocation of the Purchase Price and the purchase price set forth in the Bay City Agreement is made at the request of Seller and shall not be binding on Buyer for tax reporting purposes. Although the parties will attempt to reach a mutual agreement as to allocations prior to the Closing Date, Buyer reserves the right and option to make such other tax elections and tax reporting as it may desire in its sole discretion.

                                  ARTICLE III

                                     ESCROW
                                     ------

                 3.1 Opening of Escrow. The parties shall open an escrow (the "Escrow") with Fidelity National Title Insurance Company ("Escrow Holder" or "Title Company"), located at 17911 Von Karman Avenue, Suite 300, Irvine, California 92714, Attention: Patty Beverly. A signed copy of this Agreement shall be deposited with Escrow Holder in order to open an escrow to complete the purchase and sale described herein. Escrow shall be deemed opened on the date that a copy of this Agreement is deposited with Escrow Holder and Escrow Holder has received the Deposit. Escrow Holder shall confirm the date the Escrow is opened upon written notice to Buyer and Seller. This Agreement shall constitute joint instructions of Buyer and Seller to Escrow Holder, provided, however, that each party shall execute such additional instructions as reasonably requested by the Escrow Holder not inconsistent with the provisions hereof. Escrow Holder shall indicate its acceptance of the escrow instructions and agreement to act as escrow agent by executing a copy hereof.

                 3.2 Execution of Additional Instructions. If any requirements relating to the duties or obligations of Escrow Holder hereunder are not acceptable to Escrow Holder, or if Escrow Holder requires additional instructions, the parties agree to make such deletions, substitutions and additions to these escrow instructions relating to such duties or obligations of Escrow Holder or clarification of these instructions as counsel for Seller and for Buyer shall mutually approve, and which do not substantially change this Agreement or its intent. Seller and Buyer agree to perform, observe and fulfill the requirements of this Agreement notwithstanding said deletions, substitutions or additions to said escrow instructions.

                 3.3 Escrow Cancellation Charges. If Escrow fails to close because of Buyer's default under this Agreement or the exercise of a right to terminate the Agreement by Buyer, Buyer shall be liable for all customary escrow cancellation charges. If Escrow fails to close because of Seller's default under this Agreement, Seller shall be liable for all customary escrow cancellation charges. If escrow fails to close for any other reason, Seller and Buyer shall each pay one-half ( 1/2) of all customary escrow cancellation charges.

                                   ARTICLE IV

                        TITLE; CONDITION OF THE PROPERTY
                        --------------------------------

                 4.1 Preliminary Title Report. Seller shall cause the Title Company to furnish to Buyer a preliminary title report for the Real Property and Improvements for the Hotel (the "Title Report"), together with copies of all underlying title documentation which are referred to as exceptions in said Title Report and copies of all recorded deeds to current owners of all land which adjoins the Hotel. The Title Report shall be delivered to Buyer within five (5) business days after the date of this Agreement. Seller shall also deliver to Buyer, to the extent in existence and in the possession of Seller, a copy of the existing title insurance policy for the Hotel. Buyer shall have until the later of ten (10) days after receipt of the Title Report or five

(5) days after receipt of a new ALTA survey for the Property (to be ordered by Buyer) within which to notify Seller and Escrow Holder of any objections to any matters shown on the Title Report. To the extent the five (5) day period set forth above related to Buyer's review of the ALTA survey extends beyond the Contingency Expiration Date (as defined herein), Buyer may only object to survey matters which were not specifically identified on the survey for the Property dated October 5, 1993 performed by AES Engineering, Inc. Buyer's failure to so notify Seller and Escrow Holder within such period of time shall constitute approval of all matters contained therein. If Buyer disapproves of any title matter, Seller shall have until the Close of Escrow to remove any such disapproved matter. If Seller fails to remove any disapproved title matter from either Title Report, Buyer may cancel the Escrow and terminate its obligation to purchase the Property and the Deposit together with all interest earned thereon shall be refunded to Buyer less Buyer's share of Escrow cancellation fees and costs. Upon the Close of Escrow, Seller shall, by Special Warranty Deed (subject to matters of title approval by Buyer under this Section 4.1), convey to Buyer a fee simple interest in the Real Property and Improvements related to the Hotel, subject only to the following:

                          4.1.1       Non delinquent real property tax liens;

                          4.1.2       Matters shown in the Title Report which
are approved or deemed approved by Buyer as provided above; and

                          4.1.3       Such other matters, if any, as may be
approved in writing by Buyer.

                 4.2      Title Policy.  At the Close of Escrow and subject to
Section 6.2.3, Seller shall cause the Title Company to provide to Buyer a standard form extended coverage ALTA (10-17-92) owner's policy of title insurance for the Hotel (a "Title Policy") dated as of the Closing Date, along with a standard form extended coverage ALTA (10-17-92) lender's policy of title insurance for Bank One, Arizona, Buyer's lender, covering the Hotel, with liability equal to the amount of the Purchase Price allocated to the Hotel by agreement of Seller and Buyer, and showing title vested in Buyer, subject only to the exceptions to title described in paragraph 4.1 above, with affirmative insurance for roadway access to public streets and any appurtenant easements, together with such endorsements as Buyer shall request within the Contingency Period or, if applicable, the five (5) day period which may extend beyond the Contingency Period, as set forth in Section 4.1 above. Seller agrees to cooperate with Buyer in obtaining such endorsements, including executing such affidavits as Buyer may reasonably request from Seller. The endorsements requested by Buyer for the Title Policy may include an endorsement deleting the standard printed Title Company exceptions for parties in possession, inchoate mechanic's liens, survey exceptions and contiguity with adjoining roads. If the Title Company is not able to issue a requested endorsement or the form of Title Policy which Buyer requires, Seller shall have the right to request a title company of its choice to provide the title coverage requested by Buyer. If Seller is not reasonably capable of obtaining the endorsement or coverage as provided herein, it shall be deemed a disapproved title matter and Buyer shall have the rights provided in Section 4.1 above.

                                   ARTICLE V

                     CONTINGENCIES AND CONDITIONS PRECEDENT
                     --------------------------------------

                 5.1 Buyer's Contingency Period. Buyer shall have until forty-five (45) days after June 17, 1996, or if such date is a Saturday, Sunday or holiday, until the next business day thereafter (the "Contingency Expiration Date") to review, approve and satisfy the contingencies set forth in paragraphs
5.1.1 through 5.1.12 below, which contingencies are for the benefit of Buyer. The period from the date of this Agreement to and including the Contingency Expiration Date shall be referred to herein as the "Contingency Period." If in Buyer's sole and absolute discretion, Buyer disapproves of any matter related to the Hotel or the Property prior to the expiration of the Contingency Expiration Date, Buyer may on or before the Contingency Expiration Date, deliver written notice to Seller that one or more of the conditions of Buyer to the Close of Escrow has failed and (i) request Seller to cure the disapproved matter or (ii) notify Seller that Buyer is invoking its right as provided herein to cancel the Escrow and terminate its obligation to purchase the Property ("Cancellation Notice"). If Buyer requests that Seller cure the disapproved matter, although Seller shall have no obligation to cure such matter prior to Close of Escrow, Seller shall notify Buyer in writing as to whether Seller intend to cure such matter. If Seller elects to cure such matter, then the Close of Escrow shall be extended for a reasonable period of time to enable Seller to cure such matter. If Seller elects not to cure such matter, then Buyer shall have the right to elect, by written notice to Seller, to extend the Contingency Period for up to fourteen (14) days (only as to the failed condition which was the subject to the notice to Seller) to enable Buyer to further investigate or cure the matter, and at any time thereafter during the Contingency Period (as the same may be extended by Buyer's election as aforesaid), (a) Buyer may elect to waive the failed condition precedent and proceed to Close of Escrow for the Property, or (b) Buyer may elect to deliver a Cancellation Notice and terminate Escrow and this Agreement. In the event that Buyer delivers a Cancellation Notice, the Escrow shall be canceled and the Deposit together with all interest earned thereon, shall be refunded to Buyer less Buyer's share of Escrow cancellation fees and costs. Seller and Buyer acknowledge that Buyer has incurred and will continue to incur substantial costs in connection with the negotiation and execution of this Agreement and in conducting the inspections contemplated by this Agreement and that Buyer would not have entered this Agreement without the availability of the Contingency Period and Buyer's right to deliver the Cancellation Notice.

                          5.1.1       Property Inspection by Buyer.  Buyer
shall have the right, at all times during the Contingency Period, upon reasonable advance notice to Seller, to inspect and investigate the Property, including but not limited to (i) its value, zoning, environmental and building matters, (ii) its physical condition, including but not limited to the condition of the roof and the HVAC for the Hotel and the presence of asbestos and other hazardous materials in the Improvements or within the Real Property related to the Hotel, and (iii) its suitability for Buyer's intended use. In connection with such inspection, by the date (the "Outside Delivery Date") that is seven (7) days after the execution of this Agreement, Seller shall deliver to Buyer or make available at the Property (to the extent same are located only at the Property), to the extent in existence and in the possession of Seller,
(i) architectural and construction plans for the Hotel, (ii) as-built plans for the Improvements for the Hotel, (iii) copies of property tax bills for the Hotel and any recent reassessments, and (iv) such other information for the Property as is reasonably requested by Buyer. Buyer shall indemnify and hold harmless Seller, from and against all cost, liability and expense resulting from or in connection with Buyer's, or its agents, investigation of the Property. During the Contingency Period, Seller shall reasonably cooperate with Buyer's authorized agents, and shall provide reasonable access to the Property and to Seller's books and records relating to the Property. Seller shall have the right to have a representative present at all inspections. Seller agrees that all materials required to be provided by Seller to Buyer in connection with Buyer's investigations of the Property pursuant to the terms of this Agreement shall be delivered at Seller's sole cost and expense, except that Buyer shall be responsible for the cost of all updates of such due diligence materials. Buyer shall promptly restore any damage to the Property caused by Buyer's inspection to its condition immediately preceding such inspections and examinations and shall keep the Property free and clear of any mechanic's liens or materialmen's liens in connection with such inspections and examinations. Buyer shall keep all information and data received or discovered in connection with the due diligence inspections of the Property strictly confidential in accordance with the terms of this Agreement. Any intrusive physical testing (environmental, structural or otherwise) at the Property (such as soil borings or the like) shall be conducted by Buyer only after obtaining Seller's prior written consent to such testing, which consent shall not be unreasonably withheld but may not be conditioned upon, among other things, Seller's reasonable approval of the following: (a) the contractor who will be conducting such testing; and (b) such contractor's insurance coverage.

                          5.1.2       Survey of Real Property.  By the Outside
Delivery Date, Seller shall deliver to Buyer a copy of the most recent certified ALTA/ASCM Land Title Survey of the Real Property and Improvements related to the Hotel (the "Survey"). Buyer shall order and pay for any updates of the Survey required by Buyer. The Survey shall be subject to the review and approval of Buyer, Buyer's lender, Bank One, Arizona, and the Title Company (all within the inspection time periods set forth herein). The Survey shall reflect any easements burdening the Real Property related to the Hotel, and showing the physical location of all Improvements, utility lines, parking areas, easements of record or in existence, and encroachments, and certifying such matters as are required for ALTA/ASCM minimum standards for urban surveys.

                          5.1.3       Environmental Audit of Property.  By the
Outside Delivery Date, Seller shall provide to Buyer for the review and approval of Buyer and Bank One, Arizona (all within the inspection time periods set forth herein), any environmental reports related to the Real Property and Improvements for the Hotel, which may be in the possession of Seller or its agents. Buyer shall also have the right, at its expense to retain an environmental consultant to prepare a new ASTM Phase I Environmental Site Assessment related to the Real Property and Improvements, which may be prepared by a firm acceptable to Buyer and directed to Buyer and Bank One, Arizona, NA (the "Environmental Report"). If the Phase I Environmental Site Assessment evidences any adverse environmental matter in the Real Property or Improvements for the Hotel, Buyer shall have the right at its cost to obtain a further Phase II Environmental Site Assessment including appropriate physical sampling at and adjacent to the affected Real Property or subject to the terms of Section 5.1.1.

                          5.1.4       Statements of Operation.  During the
Contingency Period, Buyer shall have the right to review and approve annual statements of operations respecting the Hotel for fiscal years 1993, 1994 and 1995 (to the extent available) and current year's budgets and preliminary statements of operations for all of 1996 to date. If the financial statements of Seller for the Hotel has been audited from 1993 to the present time, Seller will provide the complete audited financials for such years. Seller will authorize its accountants to make available to the accountants of Buyer such financial information (other than proprietary information not relevant to the audit process) as Buyer's accountants reasonably require for investigation of the financial history of the operations of the Hotel since 1992. The parties acknowledge and agree that the financial statements for the Hotel that are provided by Seller to Buyer pursuant hereto shall constitute a representation by Seller that the financial statements present fairly the results of the operations of the Property for the periods concerned (however, Seller's representation shall only apply to those periods of Seller's ownership of the Property), subject to any limitation set forth in Article VIII hereof. If, after Buyer and its accountants audit Seller's books and records, Buyer determines that the operating profit for the Hotel before income taxes, debt service and replacement reserves is less than as represented by Seller, Buyer may terminate this Agreement without liability and shall receive a refund of the Deposit if the Contingency Period has not yet expired. The parties agree that Seller and Seller's management company shall cooperate with Buyer and its auditors for any audit needs of Buyer after expiration of the Contingency Period.

                          5.1.5       Agreements, Permits, Licenses.  By the
Outside Delivery Date, Seller shall provide to Buyer a list and legible copies of all franchise agreements, ground leases, management agreements, employment contracts, service contracts, leases, and other material contracts, and all licenses, permits, vehicle registrations, and certificates of occupancy relating to the Property, including all amendments and modifications thereto, including without limitation, the Franchisors' franchise agreements and Product Improvement Plans and Quality Assurance Reports.

                          5.1.6       Schedule of Employees.  By the Outside
Delivery Date, Seller shall provide to Buyer a schedule of all current employees of the Hotel which includes titles, wages, benefits, and earned and accrued vacation and sick pay.

                          5.1.7       As-Builts/Plans.  By the Outside Delivery
Date, Seller shall provide to Buyer all architectural, construction and renovation plans, as-built documents and any prior surveys for the Hotel in Seller's possession.

                          5.1.8       Tax Bills.  By the Outside Delivery Date,
Seller shall provide to Buyer with such copies of the most recent two (2) property tax bills for the Hotel and any recent assessments and utility billings for the last twelve (12) months.

                          5.1.9       Payoff Statements.  At least three (3)
days prior to the Close of Escrow, Seller shall provide to the Title Company with written demand letters and a statement of the per diem amounts owing from any mortgagee of the Property.

                          5.1.10      Reservation List.  Seller shall provide
to Buyer a list of reservations of guests for the time periods up to the Closing Date, which list shall be provided at the Hotel between seven (7) and ten (10) days prior to Closing.

                          5.1.11      Litigation.  By the Outside Delivery
Date, Seller shall provide to Buyer a descriptive summary (and such other documents and information as Buyer may reasonably request) of all pending litigation which does or may affect the Property, which summary shall be supplemented by Seller at any time prior to the Closing Date that any material information relating to such litigation becomes known to Seller.

                          5.1.12      Corporate Information.  By the Outside
Delivery Date, Seller shall provide to Buyer good standing certificates and other corporate information relating to Seller's corporate authority reasonably requested by Buyer.

                          5.1.13      Miscellaneous.  During the Contingency
Period, Seller shall provide Buyer with such other items of examination as are agreed to by Seller and Buyer.

                 5.2 Material Adverse Change. In the event of any material adverse change to the physical condition of the Property or any material portion thereof from and after the Contingency Expiration Date and prior to the Closing Date, Buyer shall have the right to terminate this Agreement by notice to such effect to Seller received not later than five (5) days after the occurrence of such condition. In the event of such termination and, provided Buyer is not in default in this Agreement, Buyer shall be entitled to receive a refund of the Deposit, together with all interest thereon. The foregoing to the to the contrary notwithstanding, the terms of
Section 11.2 shall govern and control over any condition or occurrence desired in Section 11.2(i) or (ii). For purposes hereof, a material adverse change shall be limited to any condition or occurrence which would be reasonably expected to cost in excess of $100,000 to cure or correct with the exercise of due diligence. In the event of any conflict or inconsistency between this Section and any other Section(s) of this Agreement, the terms of such other Section(s) shall govern.

                 5.3 Seller's Board Approval. Seller's obligations under this Agreement are subject to, and conditioned upon, Seller's receipt of an approval of the Board of Directors of Buyer within seven (7) days after the execution hereof. If Seller does not obtain such approval within such seven
(7) day period, Seller may terminate Escrow and its obligations under this Agreement, in which case the Deposit, together with all interest earned thereon, shall be returned to Buyer, less Buyer's share of Escrow cancellation costs.

                 5.4 Bay City Agreement. The parties agree that the obligation of Seller to sell the Property to Buyer and the obligation of Buyer to purchase the Property from Seller are conditioned and dependent upon the close of escrow occurring under the Bay City Agreement in accordance with the terms thereof. The parties also acknowledge and agree that a default under this Agreement shall be deemed a default under the Bay City Agreement and that a default under the Bay City Agreement shall be deemed a default under this Agreement.

                 Notwithstanding anything to the contrary contained in this
Article V, Buyer shall not have the right to receive a refund of the Deposit after the expiration of the Contingency Period due to its failure or its lender's failure to disapprove any matters with regard to the Property prior to the Contingency Expiration Date.

                                   ARTICLE VI

                                CLOSE OF ESCROW
                                ---------------

                 6.1 The Closing Date. The parties acknowledge that Buyer's general partner is in the process of a secondary public offering of stock and the parties agree that Escrow is scheduled to close concurrently with such secondary public offering (the "Offering") which is scheduled for approximately August 15, 1996 (such date, as the same may be the extended by agreement of the parties or otherwise in accordance herewith (but in any event by September 30, 1996) is referred to herein as the "Closing Date" or the "Close of Escrow.") The parties agree that the Closing Date may be extended beyond September 30, 1996 only with Seller's consent in Seller's sole discretion, if Buyer gives written notice to Seller prior to September 30, 1996 and deposits an additional Thirty-Seven Thousand Five Hundred and No/100THS Dollars ($37,500.00) into Escrow, which amount shall be added to the Deposit and treated as a portion of the Deposit but shall in all events be nonrefundable to Buyer. In the event that Buyer wishes to close Escrow prior to the scheduled Closing Date, any closing shall be upon not less than five (5) days notice to Seller.

                          6.1.1       Notwithstanding anything to the contrary
contained in this Agreement, it is a condition precedent to the performance by Seller of its obligations under this Agreement that Seller receives from Buyer reasonably satisfactory evidence of the following items on or before the following date:

                     Date                              Task
                     ----                              ----

                 July 15, 1996    Initial Filing of a Registration Statement
                                  (the "REGISTRATION STATEMENT") with the
                                  Securities and Exchange Commission with
                                  respect to the Offering.

                          6.1.2       Buyer shall at its sole expense use all
reasonable efforts to satisfy the condition precedent set forth above and shall, from time to time, upon the written request of Seller, provide Seller with such information regarding the current status of satisfying such conditions precedent as Seller may reasonably request.

                          6.1.3       In the event the condition precedent set
forth above is not satisfied by Buyer, or waived by Seller, on or before the date set forth above, Seller shall have the right to elect to terminate this Agreement and this Agreement shall thereafter terminate upon written notice from Seller to Buyer indicating such election to terminate. In the event of termination of this Agreement pursuant to this paragraph, Buyer and Seller shall be relieved of their respective obligations under this Agreement, other than as otherwise provided herein.

                 6.2 Closing Costs. The expenses of Escrow shall be paid in the following manner:

                          6.2.1       Seller shall pay all costs and expenses
of preparing, acknowledging, and all per page recording fees for the Deed (as defined herein).

                          6.2.2       Buyer and Seller shall each pay one-half
of all documentary transfer taxes on the Deed and any sales or use taxes associated with this transaction.

                          6.2.3       Buyer and Seller shall each pay for
one-half of the cost of the Title Policy, but Buyer shall pay the cost of all title endorsements and any extended coverage requested by Buyer.

                          6.2.4       Buyer and Seller shall each pay one-half
of the Escrow fee and all of the other costs and expenses of Escrow Holder.

                 6.3      Prorations.

                          6.3.1       Prorations through Escrow.  The Escrow
Holder, through Escrow, shall prorate real and personal property taxes, assessments, interest on assessments, insurance premiums, utility charges, payments on contracts and leases which Buyer has approved and elects to assume (under Section 6.7), and utility deposits (which Seller shall leave in place and receive a credit for) as of the Closing Date. If the amount of any such item is unascertainable on the Closing Date, the credit therefor shall be based on the most recent available bill. If the actual amount of any such item, when later determined and prorated for the applicable period, differs from the credit given therefor at the Close of Escrow, the parties shall promptly make the appropriate adjustment, and the party owing sums by reason of such adjustment shall promptly remit such sums to the other party. The terms of this subsection shall survive the Close of Escrow.

                 6.4 Deliveries to Escrow Holder by Seller Prior to Close of Escrow. Seller hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the Close of Escrow:

                          6.4.1       Deed.  Special Warranty Deed in form and
substance acceptable to Buyer (the "Deed") (subject however to matters of title approved by Buyer as provided under Section 4.1 above), duly executed and acknowledged in recordable form by Seller, conveying fee simple title to the Property to Buyer.

                          6.4.2       General Assignment.  A General Assignment
and Assumption in form and substance acceptable to Buyer and Seller, duly executed by Seller and Buyer, assigning from Seller to Buyer all of Seller's right, title and interest in and to all contracts, agreements, licenses and permits that Buyer elects to assume and evidencing Buyer's assumption of Seller's obligations.

                          6.4.3       Bills of Sale.  A Bill of Sale acceptable
to Buyer for the Personal Property, duly executed by Seller, conveying the Personal Property to Buyer free and clear of all liens and encumbrances except as to telephone leases; together with a Bill of Sale for all inventory used in connection with the Hotel conveying such inventory to Buyer's lessee, Sunstone Hotel Properties Inc., a Maryland corporation, free and clear of all liens and encumbrances.

                          6.4.4       Miscellaneous.  Such other documents,
items and funds as may be required pursuant to the terms of this Agreement or which Escrow Holder may reasonably require to consummate this transaction.

                          6.4.5       The form of all closing documents shall
be agreed upon during the Contingency Period.

                 6.5 Deliveries to Escrow Holder by Buyer Prior to Close of Escrow. Buyer hereby covenants and agrees to deliver or cause to be delivered to Escrow Holder on or prior to the Closing Date the following instruments and documents, the delivery of each of which shall be a condition to the performance by Seller of its obligations under the terms of this
Agreement:

                          6.5.1       Balance of Purchase Price.  The balance
of the Purchase Price in cash or wire transfer of funds.

                          6.5.2       Counterparts.  Duly executed and
acknowledged counterparts of the General Assignment.

                          6.5.3       Miscellaneous.  Such other documents,
items and funds as may be required pursuant to the terms of this Agreement or which Escrow Holder may reasonably require to consummate this transaction.

                 6.6 Deliveries to Buyer Upon Close of Escrow. Seller hereby covenants and agrees to deliver to Buyer at the Property, on or prior to the Closing Date (or to Escrow Holder for delivery to Buyer upon closing), the following items:

                          6.6.1       Service Contracts.  Originals of all
service contracts for the Hotel which are being assumed by Buyer, to the extent an original service contract is unavailable, a copy thereof.

                          6.6.2       Keys.  Keys to all entrance doors to the
Hotel.  Buyer shall take possession of the Hotel upon Close of Escrow.

                          6.6.3       Licenses and Permits.  Copies of all
licenses and permits in Seller's possession pertaining to the Hotel.

                          6.6.4       Personal Property Lease Contracts.
Originals of all personal property lease contracts being assumed by Buyer, and to the extent an original lease contract is unavailable, a copy thereof.

                 6.7 Assumed Contracts. Prior to expiration of the Contingency Period, Buyer shall deliver to Seller a list of all service contracts and other agreements which Buyer intends to assume in connection with its acquisition of the Property. Any service contract or other agreement which affects the Property but is not identified on such list shall be deemed a contract which Buyer has elected not to assume. Provided that Buyer does not terminate Escrow in accordance herewith and proceeds to Closing, Buyer hereby agrees to assume Seller's obligations under the telephone leases delivered to Buyer during the Contingency Period. Seller shall cause all other equipment leases to be paid in full at or prior to Closing. Seller shall not be required to give notice of termination of any service contract or other agreement which Buyer will not assume until the Close of Escrow.

                                  ARTICLE VII

                                    REMEDIES
                                    --------

                 7.1 SELLER'S REMEDY SOLELY LIQUIDATED DAMAGES. IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, AS SELLER'S SOLE AND EXCLUSIVE REMEDY, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY BUYER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY PLACING THEIR SIGNATURES BELOW, THE PARTIES ACKNOWLEDGE THAT THE SUM OF THE DEPOSIT (PLUS INTEREST) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER IN THE EVENT OF A DEFAULT ON THE PART OF BUYER.

SELLER:                              BUYER:
PRICE HOSPITALITY, INC.,             SUNSTONE HOTEL INVESTORS, L.P.,
a Utah corporation                   a Delaware limited partnership

By:   /s/ Moez Mangalji              By:  Sunstone Hotel Investors, Inc.,
    --------------------------
      Its:  Vice President                Its General Partner
          --------------------

                                          By:  /s/ Robert A. Alter
                                               -------------------------------
                                               Robert A. Alter, President

                 7.2 Buyer's Remedies. If Seller shall refuse or fail to convey the Property as herein provided for any reason even though all conditions to Seller's obligations are closed in a timely manner (time being of the essence) other than (i) a default by Buyer under this Agreement, (ii) any other provision of this Agreement that permits Seller to terminate this Agreement or otherwise releases Seller of the obligation to convey the Property or perform any obligation under this Agreement, Purchaser shall elect as its sole and exclusive remedies hereunder either to terminate this Agreement and recover the Deposit or to enforce Seller's obligations to convey the Property, provided that no such action in specific performance shall require Seller to do any of the following: (a) change the condition of the Property or restore the same after any fire, casualty, condemnation or other matter provided for in
Section 11.2; (b) expend money or post a bond to remove a title encumbrance or defect (unless such title defect or encumbrance arises from Seller's actions and changes the condition of title to the Property from that approved by Buyer hereunder) or correct any matter shown on a survey of the Property; (c) secure any governmental permit, governmental approval or governmental consent except as otherwise provided in the Agreement with respect to the Property or Seller's conveyance of the Property; or (d) cure any encumbrance to or defect in title, other than the payment of any outstanding loans (unless such encumbrance to, or defect in title arises from Seller's actions and changes the condition of title to the Property from that approved by Buyer hereunder). Buyer specifically waives any and all right to seek any other equitable relief or consequential, punitive or other damages. Any action for specific performance must be commenced by service of process within sixty (60) days after the originally scheduled Closing Date, as it may be extended, or it shall be waived.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

                 8.1 Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer with respect to the Property.

                          8.1.1       Title; Authority.  Seller holds good and
indefeasible title to the Real Property (and portion of the Property) being sold by Seller and is not insolvent. All the documents executed by Seller which are to be delivered to Buyer at the Closing are duly authorized, executed, and delivered by Seller and are legal, valid, and binding obligations of Seller and to Seller's knowledge, enforceable against Seller in accordance with its respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and do not violate any provisions of any agreement to which Seller is a party or to which it is subject.

                          8.1.2       Condition of Property; Compliance;
Utilities. To Seller's knowledge, the Improvements and Personal Property for the Hotel will be in substantially the same condition as of the Closing Date as they were in as of the Contingency Expiration Date, normal wear and tear and matters covered in Section 11.2 excepted. Seller shall not conceal from Buyer any known defects in the Improvements or Personal Property and shall instruct its agents and employees to cooperate with Buyer's inspection of the Property and requests for information any such persons may have regarding defects to the Property. Subject to anything to the contrary contained in any other paragraph of this Agreement, including, without limitation Section 11.2, Seller shall repair any Property which breaks or becomes inoperable after the Contingency Period.

                          8.1.3       Condemnation, Adverse Conditions.  Except
as disclosed to Buyer in writing, (a) no any eminent domain or condemnation, environmental, zoning or other land-use regulation proceedings is pending or, to the best of Seller's knowledge, threatened which would materially adversely affect the Hotel (or the portion of the Property) being sold by Seller or its use as a hotel, nor has Seller received any notice of any assessment affecting the Property other than as set forth in the Title Report relating to the Hotel being sold by Seller or this Agreement, (b) no litigation, claims, proceedings or governmental investigations affecting Seller or the Hotel (or portion of the Property) being sold by it are pending or, to the best of Seller's knowledge, threatened.

                          8.1.4       Construction.  At the Closing, there
shall be no outstanding contracts made by Seller for the construction or repair of any improvements to the Hotel (or portion of the Property) being sold by Seller which have not been fully paid for, except as disclosed to Buyer in writing, and Seller shall, prior to the Closing Date, cause to be discharged all mechanics' or materialmen's liens arising from any labor or materials furnished to the Hotel (and portion of the Property) being sold by Seller.

                          8.1.5       Occupancy Rights, Service Contracts.
Except as disclosed to Buyer in writing, and except as to transient guests, there are, and, prior to the Closing, shall be, no oral or written leases, subleases, licenses, occupancies or tenancies in effect pertaining to the Hotel (or portion of the Property) being sold by Seller, and no persons or entities occupy or have to right to occupy or use all or any portion of such Property. To Seller's knowledge and except as disclosed to Buyer in writing, there are no service or maintenance contracts, warranties, guarantees, bonds, insurance policies or other agreements (whether oral or written) which will affect or be obligations of Buyer or the Hotel being sold by Seller following the Closing, other than any contracts and title documents approved by Buyer.

                          8.1.6       Toxic Conditions.  Except as disclosed in
writing to Buyer, to the best knowledge of Seller, no Hazardous Substance (as hereinafter defined) exists or has been stored or released on or beneath the Hotel (or portion of the Property) being sold by Seller and except as disclosed in writing to Buyer, Seller has not received during its ownership of the Property any written notice that the Property has been contaminated by any Hazardous Substances, which contamination has not been remediated. As used herein, "Hazardous Substance" means any substance or material that is classified as a hazardous substance or toxic substance under any state, local or federal laws or regulations.

                          8.1.7       No Union Contracts; Employment Matters.
Seller warrants that except as disclosed in writing to Buyer, there are no union contracts in effect with respect to any employees of the Hotel being sold by Seller. Seller shall terminate the manager and any management contract in effect with respect to the manager of the Hotel as of the Closing Date and Buyer shall incur no liability to any employees of the Hotel or to any manager arising out such termination. Seller warrants that there shall be no outstanding obligations for payment or provision of compensation to employees of the Hotel being sold by Seller or the manager of such Hotel as of the Closing Date that and all such compensation, including without limitation, earned and accrued vacation or sick pay shall paid in full or to the benefit or credit of the employees and manager of the Hotel. Seller is aware of the potential obligations under COBRA.

                          8.1.8       Status of Employees.  Buyer shall make
employment opportunities available to a sufficient number of the existing employees at the Hotel (other than the general manager and department heads, unless Seller has consented in writing thereto) in order that the actions of the parties pursuant to this Agreement shall not trigger the application of the Worker Adjustment and Retraining Notification Act (or similar local or state laws or regulations) (collectively, the "WARN ACT").

                          8.1.9       Liquor License.  Seller shall cooperate
with the transfer of the liquor license, if any, for the Hotel to Buyer and in that regard shall allow Buyer to utilize Seller's liquor license after Close of Escrow (on terms and conditions satisfactory to both parties) until such time as Buyer obtains a liquor license for the Hotel.

                          8.1.10      Notice Received by Seller.  In the event
Seller receives any written notice from any governmental authority or third party or other person or entity related to any of the representations or warranties set forth above or which would make any of the representations and warranties set forth above not true in any material respect, Seller shall immediately provide Buyer with a copy of any such notice. If Buyer approves of the Property and Seller receives any notice, or has actual knowledge of any adverse change in the Property from the condition which is approved by Buyer, Seller shall notify Buyer of such change as soon as Seller becomes aware of same, provided, however, Buyer's remedies shall be as set forth in Section 5.2.

                 8.2 Survival of Representations and Warranties; Indemnity. The foregoing representations and warranties shall survive the Close of Escrow for a period of one (1) year after the date of Closing, whereupon any cause of action arising from a breach thereof not then in litigation shall terminate. Subject to any limitations set forth in this Agreement, Seller shall indemnify, defend and hold Buyer and Buyer's officers, directors, shareholders, agents and employees (collectively, "Indemnitees") harmless from and against all liability (statutory or otherwise) claims, suits, demands, damages, judgments, costs, interests and expenses (including attorneys' fees and disbursements incurred in the defense thereof) to which any of the Indemnitees may be subject or suffer, as a result of any breach or inaccuracy of the representations and warranties set forth in this Agreement.

                 8.3 Knowledge as a Defense. Seller shall have no liability with respect to a breach of the representations and warranties set forth in this Agreement to the extent that Buyer proceeds with the closing of the transaction contemplated hereby with knowledge of such breach.

                 8.4 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do business in the States of California and Utah and has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby, do not violate any contract or agreement to which Buyer is a party nor do they require the consent or approval of any third party. To Buyer's actual knowledge, all information provided to Seller regarding the financial ability of Buyer is true, correct and complete in all material respects and not misleading in any respect. Further, to Buyer's actual knowledge, such information completely, accurately and fairly presents the financial condition of Buyer as of its date and for the period then ended.

                 8.5 Disclaimer. Except as set out in this Article VIII above, Seller has not made, do not make and specifically disclaim any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to: (i) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology; (ii) the suitability of the Property for any and all activities and uses which Buyer may conduct thereon; (iii) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (iv) the habitability, merchantability or fitness for a particular purpose of the Property; (v) the presence of any endangered or threatened species on the Property, as well as the suitability of the Property as habitat for any of those species; or (vi) any other matter with respect to the Property. Without limiting the foregoing, except as set out in this Article VIII above, Seller does not make and has not made any representation or warranty regarding the presence or absence of any Hazardous Substance on, under or about the Property or the compliance or non-conformance of the Property with any and all federal, state or local environmental laws, ordinances, regulations, orders, decrees or rules regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Substances.

                 8.6 Acknowledgement of Inspection. Buyer hereby acknowledges and agrees that, being given the opportunity to inspect the Property, if this transaction is consummated, Buyer will be purchasing the Property pursuant to Buyer's independent examination, study and inspection of the Property and Buyer is relying upon its own determination of the value and condition of the Property. Buyer further acknowledges and agrees that any information provided or to be provided with respect to the Property was or will be obtained from a variety of sources and that Seller makes no representations or warranties of any kind as to the accuracy or completeness of such information, except as provided otherwise in this Article VIII above.

                 8.7 As-Is. Except as expressly provided in this Article VIII above, the occurrence of the closing shall constitute an acknowledgement by Buyer that the Property was accepted without representation or warranty, statutory, express or implied, and otherwise in an "as is, where is, and with all faults" condition based solely on Buyer's own inspection thereof.

                 8.8 Survival. The acknowledgements and agreements of Buyer set forth in this Section 8.8 shall survive the closing.

                 8.9 CONSPICUOUSNESS. TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS, RELEASES AND/OR WARRANTIES CONTAINED IN THIS
SECTION 8.9 ARE "CONSPICUOUS" FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER.

                                   ARTICLE IX

                              COVENANTS OF SELLER
                              -------------------

                 From and after the execution of this Agreement until earlier of (a) the Close of Escrow, or (b) the date upon which this Agreement is terminated, Seller hereby agrees (i) to maintain the Property in the same condition as on the date of the execution hereof, subject only to reasonable wear and tear, (ii) to operate the Hotel substantially in accordance with the present standards for the Hotel in which the Hotel has operated prior to the execution hereof, and (iii) maintain the existing insurance on the Property.

                                   ARTICLE X

                               EMPLOYMENT MATTERS
                               ------------------

                 10.1 Claims by Employees. Seller shall indemnify and hold Buyer harmless from any expense (including attorney's fees and costs), laws, claim, discrimination, injury, demand, action or award in favor of, or to the benefit of, any employee or manager relating to employment matters or events arising or occurring prior to the Close of Escrow. The provisions of this Article shall survive Close of Escrow and shall continue until either obligations to employees are paid in full or the final disposition of any action to enforce these obligations has been completed.

                 10.2 Employment Laws. Buyer shall not assume any employment relationship or obligation between Seller and its employees with respect to the Hotel. Seller will terminate all employees of the Hotel as of Close of Escrow and shall have paid as of the Close of Escrow all compensation and other benefits due such employees, including accrued vacation and sick pay. Buyer may hire any or all of Seller's employees upon such terms as Buyer elects. All obligations of Seller to any employees of the Hotel shall remain obligations of Seller.

                                   ARTICLE XI

                                  RISK OF LOSS
                                  ------------

                 11.1 Notice of Casualty or Condemnation. To the extent Seller acquires knowledge, Seller agrees to give Buyer prompt written notice of
(i) any fire or other casualty causing damage in excess of One Thousand and No/100THS Dollars ($1,000.00), affecting all or any part of the Property occurring between the date of this Agreement and the Closing Date, and (ii) any taking by condemnation (or sale in lieu thereof) of all or any part of the Property.

                 11.2 Termination Upon Damage or Condemnation. If prior to the Closing Date there shall occur (i) damage to the Property caused by fire or other casualty with respect to which the cost to restore the Property to its condition prior to such occurrence is estimated by Buyer and Seller to exceed $250,000.00, or (ii) a taking by condemnation or by sale in lieu thereof of all or any material part of the Property, then Buyer may in its sole discretion terminate this Agreement by written notice given to Seller within ten (10) days after Seller has given Buyer the notice referred in Section 11.1 above. In the event Buyer makes such election, this Agreement shall terminate, Escrow Holder shall return the Deposit to Buyer, together with all accrued interest thereon. If the Closing Date is less than ten (10) days after the date on which Buyer receives a notice given by Seller pursuant to Section 11.1, Buyer shall be entitled to extend the Closing Date by an additional ten (10) days so that Buyer can make an informed decision as to whether to terminate this Agreement.

                 11.3 Non-termination Upon Damage or Condemnation. If a fire or other casualty occurs for which Seller has adequate insurance coverage and Buyer does not elect to terminate this Agreement, then the parties shall proceed to close the transaction without any abatement of the Purchase Price and the Seller shall pay all insurance deductibles and assign all of its right, title and interest in and to the resulting insurance proceeds to Buyer to the extent of the estimated renovation cost. If the estimated renovation cost as a result of any such insured fire or other insured casualty is equal to $250,000.00 or less, then this Agreement shall not terminate and Buyer shall accept the Property in its then current condition and the Seller shall pay all insurance deductibles and transfer to Buyer, Seller's right, title and interest in all insurance proceeds payable in connection with such casualty to the extent of the estimated renovation cost. Should Buyer not elect under Section
11.2 to terminate in the event of a taking by condemnation, Seller shall transfer and assign to Buyer at Close of Escrow all condemnation proceeds or award, if any, which have not been utilized to repair or restore the affected portion of the Property. If prior to the Close of Escrow any portion of the Property shall be taken, or threatened to be taken, by exercise of the right of eminent domain in a manner which does not materially interfere with the economic operation or use of the Property contemplated by Buyer (as Buyer may determine), then neither party shall have any right to terminate its obligations hereunder by reason thereof and at the Close of Escrow, Seller shall assign to Buyer, by written instrument, all of such Seller's right, title and interest in and to any award which may be payable to Seller on account of any taking of the Property up to the amount of the Purchase Price.

                                  ARTICLE XII

                                    BOOKINGS
                                    --------

                 Seller and the manager for the Hotel shall accept and shall not divert bookings and reservations for room rentals for dates to occur after Close of Escrow, provided such bookings and reservations are upon the same terms and at the same rates which the manager of the Hotel would require and charge in the normal and customary operation of the Hotel. Seller shall consult with Buyer regarding any amendment of the published rates or bookings for blocks of rooms in excess of ten (10) rooms for dates after the Closing Date to obtain Buyer's prior written consent. Buyer shall recognize and honor all such bookings and reservations made by Seller. Seller and the manager for the Hotel shall keep and maintain a complete and accurate listing of bookings and reservations for room rentals for dates to occur after Close of Escrow and shall provide such listing and the rates applicable for such reservations and a certification of the accuracy thereof (the "Certificate of Reservations") to Buyer within twenty
(20) days after the full execution of this Agreement, and shall update and supplement such Certificate of Reservations as of the Closing Date.

                                  ARTICLE XIII

                    ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE
                    ----------------------------------------

                 13.1 Reservations and Deposits. A substantially complete and accurate list of reservations for dates to occur after the Closing Date shall be delivered to Buyer by Seller at the Close of Escrow at the Property. Any deposits received by Seller or the manager of the Hotel prior to the Closing Date on confirmed reservations for dates after the Closing Date will be paid to Buyer, without setoff, at the Closing Date. Any deposits received by Seller or the manager after the Closing Date on confirmed reservations will be forwarded to Buyer by Seller immediately upon Seller's receipt of same. After the Closing Date if any guest proves that he or she had a confirmed reservation which was made by the manager of the Hotel at less than the rates so certified by Seller (without consulting Buyer when Seller was required to consult with Buyer under Article XII above), then Seller will, within ten (10) days after notice from Buyer accompanied with verification of such facts, reimburse Buyer for the difference.

                 13.2 Tray Ledger From Registered Guests; Accounts Receivable. Buyer shall receive, as part of the Property purchased, fifty percent (50%) of the transient guest room rentals payable from registered guests who have not checked out of the Hotel and who are occupying rooms at 12:01 a.m, on the Closing Date, which are herein defined as the "tray ledger." The tray ledger shall not include amounts attributable to rights prior to the night commencing on the Closing Date. Payment of such portion of the tray ledger is hereby guaranteed by Seller. If any accounts in the tray ledger are not paid at check-out by the guest, or if paid at check-out by check or credit card and such payment is dishonored by the drawer's bank or the credit card company, then Buyer shall give notice of such unpaid receivables in the tray ledger to Seller, and Seller shall, within ten (10) days after receipt of such notice, pay to Buyer fifty percent (50%) of the face value of such unpaid accounts receivable of the tray ledger, including credit card service charges. The full amount of any such unpaid receivable in the tray ledger which Seller has so paid shall thereupon be assigned by Buyer to Seller for collection.
This obligation of Seller to guarantee payment of such portion of the tray ledger shall terminate with respect to any delinquent accounts for which notice was not given by Buyer to Seller within ninety (90) days after Close of Escrow.

                 13.3 Receivables Not Conveyed. All receivables (which excludes the tray ledger), originating or arising prior to the Closing Date are not a part of the Property purchased, shall not be assigned or transferred at Close of Escrow by Seller to Buyer, but shall be retained by Seller. Buyer shall have no obligation to collect any such accounts receivable for Seller, however, any amounts collected or received by Buyer after the Closing Date in payment of any particular receivable accrued prior to the Closing Date shall be remitted by Buyer to Seller immediately but not less than biweekly. Buyer agrees to cooperate with Seller with regard to collection of Seller's receivables which are retained by Seller, but Buyer will have no liability with regard to failure to collect such Receivables.

                 13.4 Accounts Payable Prior to Closing. Seller shall pay or cause to be paid all liquidated liabilities and obligations of the Property incurred through the Closing Date, including but not limited to all accounts payable, trade payables, rents, taxes, license and permit fees, impositions, and employee compensation, and Seller shall indemnify, defend and save Buyer harmless from any and all claims, damages, actions, suits, proceedings, demands, assessments judgments, costs (including attorneys' fees), and other expenses connected with the foregoing. Notwithstanding the foregoing, it is understood that Seller or the manager of the Hotel may postpone payment of an account payable which is the subject of a bona fide dispute, or in case final bills are not rendered until after the Closing Date; provided that nothing herein contained shall in any manner modify or limit the indemnity contained in the prior sentence.

                                  ARTICLE XIV

                         INVENTORY OF PERSONAL PROPERTY
                         ------------------------------

                 14.1 Inventory Prior to Expiration of Contingency Period. Prior to the expiration of the Contingency Period, Seller shall keep and maintain at the Hotel that normal inventory of supplies and Personal Property at levels consistent with Seller's current operation of the Hotel. Such inventory shall include standard levels of linen and terry for the Hotel. Within ten (10) days after the full execution of this Agreement, representatives of Seller and Buyer shall conduct an inventory of supplies and Personal Property. Such inventory shall be listed in form and manner reasonably satisfactory to Buyer, and shall be signed and initialed by the persons taking the inventory. Copies of such inventory shall be promptly given to Seller and Buyer.

                 14.2 Inventory at Closing. Within three (3) days prior to the Closing Date, representatives of Seller and Buyer shall conduct a second inventory of the supplies and Personal Property, consistent with the inventory taken under Section 14.1 above. In the event said second inventory discloses material deficiencies in the level of inventory required under Section 14.1 above, Seller shall restore said deficiencies prior to the Closing Date or, alternatively, Buyer shall receive a credit against the Purchase Price equal to the cost, as reasonably determined by Buyer, to replace such deficiency. For purposes of this Section 14.2, "material" shall mean $200.00.

                 14.3 Food and Beverage Inventory. Prior to the Closing Date, Seller will maintain food and beverage inventories at levels consistent with 90% of wholesale cost of the level maintained by Seller as determined under Section 14.1 above. As of the Closing Date, Seller will have on hand at the Hotel, or will have on order for delivery in the ordinary course of business, food and beverage inventories equal to 90% of such wholesale cost of such level as determined under Section 14.1 above. All such food and beverage inventories on hand or on order by Seller shall be paid for by Seller but shall become the property of Buyer upon the Close of Escrow as part of the Purchase Price for the Property. In the event of any material shortage in these inventories as of Close of Escrow, Buyer shall receive a credit against the Purchase Price equal to the cost, as reasonably determined by Buyer, to remedy such shortage. For purposes of this Section 14.3, "material" shall mean $200.00.

                                   ARTICLE XV

                               GENERAL PROVISIONS
                               ------------------

                 15.1 Hazardous Materials Indemnity. Seller shall indemnify, protect, defend and hold Buyer and Buyer's directors, officers, employees and agents free and harmless from and against any and all claims, demands, liabilities, damages, costs and expenses, including without limitation, investigatory expenses, clean-up costs and attorneys' fees of whatever kind or nature as a result of any release of Hazardous Substances on or beneath the Hotel in violation of applicable environmental law as a result of any condition affecting the Property prior to the Closing, caused or created by Seller. The obligations of indemnity set forth herein shall survive the Close of Escrow and shall not be merged with the Deeds.

                 15.2 Real Estate Brokers; Representations and Indemnity. Seller and Buyer each represent and warrant that they have dealt with no real estate brokers in connection with this transaction. The parties each hereby agree, jointly and severally, to indemnify, defend and hold each other harmless from any other claims, costs, suits and actions for brokerage commissions, finder's fees or other commissions relative to this Agreement, incurred by reason of any claim by any person or broker claiming to have been engaged by or on behalf of the indemnifying party, or with whom the indemnifying party is claimed to have made an agreement for compensation.

                 15.3 No Shop Period. For the term of this Agreement, including any extensions thereof, Seller agrees not to market the Property or solicit offers for the Property, however, Seller may accept unsolicited back up offers, all of which shall be subject to and subordinate to Buyer's right to purchase the Property hereunder. Once the Contingency Period expires Seller shall not be permitted to accept back up offers for the sale of the Property.

                 15.4 Attorney's Fees. If either party files any action or brings any proceeding against the other arising from this Agreement, or is made a party to any action or proceeding brought by the Escrow Holder, then the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorney's fees to be fixed by the court.

                 15.5 Notices. Any notices and demands to either party or to Escrow Holder shall be given in writing either by personal delivery, overnight courier or telecopy or facsimile, or by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

To Seller:                Price Hospitality, Inc.
                          c/o Westmont Hospitality Group, Inc.
                          5847 San Felipe, 46th Floor
                          Houston, Texas 77057
                          Attention:  Ms. Dorraine Lallani
                          Facsimile:  (713) 782-9600

With Copy To:             Mayor, Day, Caldwell & Keeton, L.L.P.
                          700 Louisiana, Suite 1900
                          Houston, Texas 77057
                          Attention:  Mr. Daniel E. McCormick
                          Facsimile:  (713) 225-7047

To Buyer:                 Sunstone Hotel Investors, L.P.
                          115 Calle de Industrias, Suite 201
                          San Clemente, California 92672
                          Attention:  Mr. David R. Kinkade
                          Facsimile:  (714) 361-4157

With Copy To:             Brobeck, Phleger & Harrison
                          4675 MacArthur Court, Suite 1000
                          Newport Beach, California 92660
                          Attention:  R. Terrence Crowley
                          Facsimile:  (714) 752-7522

To Escrow Holder:         Fidelity National Title Insurance Company
                          17911 Von Karman Avenue, Suite 540
                          Irvine, California 92714
                          Attention:  Patty Beverly
                          Facsimile:  (714) 622-4167

                 Either party may, from time to time, by written notice to the other party and Escrow Holder, designate a different address which shall be substituted for the one specified above. If any notice or other document shall be sent by mail as aforesaid, the same shall be deemed to have been effectively served or delivered at the expiration of forty-eight (48) hours following the deposit of said notice in the United States mail in the manner set forth above.

                 15.6     Tax Reassessment; Refunds.

                          15.6.1      Seller shall be solely responsible for
real property special tax assessments (and related interest) for improvements already made to the Property for periods prior to the Close of Escrow.

                          15.6.2      Buyer and Seller understand that the Real
Property and Improvements may be reassessed for real property tax purposes upon change of ownership, that a supplemental tax bill may be issued, reflecting any increase or decrease in real property taxes upon the reassessed value of the Real Property and Improvements, and that Buyer shall be solely responsible to pay such taxes. In the event of any reassessment, appeal, tax protest or similar matter resulting in a refund of property taxes attributable to the period prior to the Close of Escrow, then Seller shall be entitled to any such refund and, if received by Buyer, Buyer agrees to pay Seller the refund attributable to the period prior to the Close of Escrow upon receipt thereof.

                 15.7 Foreign Investment in Real Property Tax Act. Seller and Buyer understand that the Foreign Investment in Real Property Tax Act ("FIRPTA"), Internal Revenue Code section 445, requires that every purchaser of United States real property must, unless an exemption applies, deduct and withhold from Seller's proceeds ten percent (10%) of the gross sales price.
The primary exemptions which might be applicable are: (a) Seller provides Buyer with an affidavit under penalty of perjury, that Seller is not a "foreign person," as defined in FIRPTA, or, (b) Seller provides Buyer with a "qualifying statement," as defined in FIRPTA, issued by the Internal Revenue Service. Seller and Buyer agree to execute and deliver as appropriate, any instrument, affidavit and statement, and to perform any acts reasonably necessary to carry out the provisions of FIRPTA and regulations promulgated thereunder.

                 15.8 Binding Effect. This Agreement is binding upon and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of the respective parties hereto. Notwithstanding the foregoing to the contrary, Buyer shall not have the right to transfer or assign its rights under this Agreement to any other party without the express written consent of Seller to be withheld or granted in Seller's sole discretion, except to a buyer Affiliate (defined below) (in which event such transferee shall assume in writing all of the transferor's obligations hereunder), but such transferor shall not be released from its obligations hereunder. Any change in control or majority ownership of Buyer (other than publicly held and publicly traded stock) constitutes a prohibited assignment for purposes of this paragraph. No consent given by Seller to any transfer or assignment of Buyer's rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer's rights or obligations hereunder. In addition, Buyer shall not resell the Property through a "double escrow," or other similar procedure without Seller's prior written consent. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. A "Buyer Affiliate" means an entity over which Buyer possesses, directly or indirectly, all of the power to direct or cause the direction of management and policies, either through the ownership of voting securities or by contract or otherwise.

                 15.9 Further Actions. Each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes and terms of this Agreement.

                 15.10 Survival. This Agreement shall survive the Close of Escrow subject to limitations which may be set forth in this Agreement, and shall remain a binding contract between the parties hereto.

                 15.11 Authority. Any individual signing this Agreement on behalf of a corporation, partnership, trust or other entity, represents and warrants that they have full authority to do so.

                 15.12 Entire Agreement. This Agreement, including the exhibits attached hereto, contains the entire agreement between Buyer and Seller with respect to the subject matter hereof. All prior agreements, representations, understandings, and writings concerning the subject matter herein are expressly superseded hereby and are of no further force or effect.

                 15.13 Modification. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise permitted herein.

                 15.14 No Third Party Beneficiaries. This Agreement does not create, and it shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

                 15.15 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations or provisions hereof by either party shall constitute a breach of and a default under this Agreement by the party so failing to perform.

                 15.16 Governing Law. This Agreement shall be governed by, interpreted under and construed and enforceable in accordance with the laws of the State of Utah. The parties hereby agree that the courts of the State of Utah shall have sole and exclusive jurisdiction with respect to the resolution of any dispute or controversy arising out of this Agreement or the transactions contemplated herein.

                 15.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A copy of this Agreement sent by telecopier with facsimile signatures shall be deemed an original, but an executed original shall follow by mail or overnight courier.

                 15.18 Section Heading. The headings and captions of the various paragraphs of this Agreement have been inserted only for the purpose of convenience, and shall be given no effect in the construction or interpretation of this Agreement.

                 15.19 Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of the Agreement shall remain in effect at the option of the party for whose benefit such provision was made.

                 15.20 Exhibits. Any exhibits attached hereto are an integral part of this Agreement and are incorporated herein by reference.

                 15.21 Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

                 15.22 Confidentiality. Buyer hereby covenants and agrees that, at all times after the effective date and prior to the Closing Date, unless consented to in writing by Seller, no press release or other public disclosure (other than as may be required in connection with the Offering) concerning this transaction shall be made, and Buyer shall prevent disclosure of this transaction, other than (a) to directors and officers of Buyer, and employees, agents and affiliates of Buyer who are involved in the ordinary course of business with this transaction, all of which shall be instructed to comply with the confidentiality provision hereof, and (b) in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction, with notice to Seller of such disclosure. In the event this Agreement is terminated, Buyer agrees to return to or provide to Seller all information, studies, or reports (other than privileged information), Buyer or Buyer's agents have made or obtained with respect to the Property or the condition of the Property.

                 15.23 Franchise Agreement. Buyer shall, at its sole cost and expense, within ten (10) days after the effective date hereof make application or re-application for the transfer of each applicable franchise agreement from such Seller to Buyer. Buyer shall at all times keep Seller apprised of its efforts to obtain such franchise approval and respond promptly to all inquiries of Seller in this regard, supplying such information as Seller may reasonably request. Except as set out below in this Section 15.23, Buyer hereby agrees to diligently and timely execute all documents and pay all transfer, termination, or other fees required in connection with the transfer of each franchise agreement from Seller to Buyer. Seller agree to reasonably cooperate with Buyer in obtaining the transfer of each franchise agreement without the obligation to spend any sums of money in connection therewith. In the event Buyer elects not to continue any existing franchise agreement at the hotel, Seller and Buyer shall each be responsible for one-half of the liquidated damages incurred in connection with the termination of the franchise agreement, with Seller's portion not to exceed $50,000.00. The terms of the preceding sentence shall survive the Close of Escrow. Seller shall have no responsibility or obligation for compliance with any Product Improvement Plan or Quality Assurance Report (collectively, "PIP") which may be imposed by any current franchisor or as a condition of approval of a new franchise agreement with Buyer. The cost of complying with and completing any such PIP shall be borne by Buyer.

                 15.24 Indemnities. Buyer agrees that it will indemnify, defend and hold Seller harmless from and against all actions, claims, penalties, damages and expense, including reasonable attorneys' fees, based upon or arising out of: (i) the failure by Buyer to honor any room reservations, meeting room reservations, banquet reservations, or other existing arrangements and obligations for the use of the Property made prior to the Closing Date in the ordinary course of business; (ii) any claim for personal injury or property damage based on any event occurring at the Property after the Closing Date; (iii) any alleged or actual unfair labor practices, employment discrimination charges and lawsuits, violations of collective bargaining contracts and trust agreements, and other claims regarding employment matters, arising out of acts or omissions of, or alleged acts or omissions of, Buyer; (iv) any act, condition or occurrence at, or associated with the operation of, the Property arising from and after the Closing Date. The provisions of this subsection shall survive the Close of Escrow; and (v) the violation by Buyer of any state or federal securities law in connection with the Offering. Seller agrees that it will indemnify, defend and hold Buyer harmless from and against all actions, claims, penalties, attorney's fees, based upon or arising out of (i) any claim for personal injury or property damage based on any event occurring at the Property prior to the Closing Date, (ii) any alleged or actual unfair labor practices, employment discrimination charges and lawsuits, violations of collective bargaining contracts and trust agreements, and other claims involving employment matters arising out of acts or omissions of Seller, and (iii) subject to any limitations contained in this Agreement, any act, condition or occurrence at, or associated with, the operation of the Property arising prior to the Closing Date. Notwithstanding the above, Seller's indemnities shall not cover any period of time prior to its ownership of the Property.

                 15.25 Limitation of Liability. No present or future partner, director, officer, shareholder, employee, advisor, affiliate, lenders or agent of or in Seller or any affiliate of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or in connection with the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Buyer and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance, and Buyer hereby waives any and all such personal liability. The limitations of liability contained in this subparagraph shall survive the termination of this Agreement or the Close of Escrow, as applicable, and are in addition to, and not in limitation of, any limitation on liability applicable to Seller provided elsewhere in this Agreement or by law or by any other contract, agreement or instrument. The foregoing to the contrary notwithstanding, the exclusion from liability above provided shall not apply to any shareholder or affiliate of Seller which shall be a recipient of the proceeds or benefits of the sale of the Property by dividend or otherwise.

                 15.26 No Waiver. Waiver by one party of the performance of any covenant, condition or promise of the other party shall not invalidate this Agreement, nor shall it be deemed to be a waiver by such party of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature). No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by such party while the other party continues to be so in default.

                 15.27 Delivery of Certain Information. Buyer shall inform the Seller of all material defects in any aspect of the Property discovered by Buyer in connection with the transaction contemplated by this Agreement, and shall provide Seller with any available information regarding such material defects in its possession as Seller shall reasonably request.

                 15.28 Post-Closing Access. For a period of five (5) years after the Closing Date, Seller and its employees, agents and representatives shall be entitled to access during business hours to all accounting and employee documents, books and records given to Buyer by Seller at the Close of Escrow (and only as same relate to periods prior to Close of Escrow) for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior written notice to Buyer, and shall have the right to make copies of same at Seller's expense.

                 15.29 Time for Performance. Wherever, under the terms and provisions of this Agreement, the time for performance falls on a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day thereafter but the change in the date for performance shall not act to extend any other date provided for herein.

                 15.30 The submission of this Agreement for examination is not intended to be, nor shall it constitute, an offer to sell the property, or a reservation of, or option or proposal of any kind for the purchase or sale of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto and the Deposit is delivered to Escrow Holder.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

"SELLER"                                "BUYER"

PRICE HOSPITALITY, INC.,                SUNSTONE HOTEL INVESTORS, L.P.,
a Utah corporation                      a Delaware limited partnership

                                        By:  Sunstone Hotel Investors, Inc.,
By:  /s/ Moez Mangalji                       Its General Partner
     ----------------------------
      Name:  Moez Mangalji
             --------------------
      Title:  Vice President
              -------------------
                                             By:  /s/ Robert A. Alter
                                                  -----------------------------
                                                  Robert A. Alter, President




Escrow Holder hereby indicates its acceptance of the escrow instructions contained herein and its agreement to act as Escrow Holder hereunder.


FIDELITY NATIONAL TITLE INSURANCE COMPANY


By:
    ---------------------------------
      Name:
            -------------------------
      Title:
             ------------------------